Memorandum of Understanding

Immersive Education Ltd. (IE) and Asia broadband Inc. (ASAB) agree to work together in order to seek to develop the market for IE's content products to customers in China and elsewhere in Asia. ASAB will not only seek to open up sales channels but to contribute to or fully undertake any incremental software/content development necessary to make the products appropriate for these markets.

Both parties understand that defining the business model for this co operation will take a while to develop but agree to act in good faith to define, develop and implement the best model appropriate for the market and serving the joint parties best interests.

1. Developing a market for Krucible in China and elsewhere in Asia. Immersive will supply ASAB with Krucible so that itr can secure a school based trial for the products and provide field feedback as to the development work that may be necessary to modify the products for commercial exploitation. Subject to an acceptable Business plan being agreed Asia Broadband will then work with Immersive to make these modifications and commence sales of the product in China initially depending on the field trial results.

Collaboration on other applications to be discussed.

Communications will initially be between The IE and ASAB UK offices but there will be a need for technical and business communications with Asia Broadband's subsidiary. Shanghai Broadband Network (SBN) in China.

Both companies agree to operate under the terms of a separately agreed NDA for this project.

Agreed on behalf of Immersive Education Ltd.
By: /s/Ross Walker
Name: Ross Walker
Title: Director
Date: 23/10/2003

Agreed on Behalf of Asia Broadband Ltd.,
By: /s/Graham Grant
Name: Graham Grant
Title: President
Date: 23/10/2003